Exhibit 99.1

October 30, 2015 For Immediate Release	For More Information Contact: Mark D. Curtis, EVP, CFO and Treasurer (516) 671-4900, Ext. 585

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES INCREASES IN NET INCOME AND EPS

FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2015

Glen Head, New York, October 30, 2015 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the nine and three months ended September 30, 2015. In the highlights that follow, all comparisons are of the current nine or three month period to the same period last year.

NINE MONTH HIGHLIGHTS

●	Net Income increased 9.8% to $19.3 million from $17.6 million
●	EPS increased 7.9% to $1.36 from $1.26
●	Cash Dividends Per Share increased 9.4% to $.58 from $.53
●	25.3% growth in the average balance of Loans
●	14.9% growth in the average balance of Total Deposits
●	13.2% growth in the average balance of Noninterest-Bearing Checking Deposits

THIRD QUARTER HIGHLIGHTS

●	Net Income increased 7.5% to $6.5 million from $6.1 million
●	EPS increased 7.0% to $.46 from $.43
●	Cash Dividends Per Share increased 5.3% to $.20 from $.19
●	Total Loans exceeded $2.1 billion and Total Assets approximated $3.0 billion at quarter end
●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent
●	The Mortgage Loan Pipeline at quarter end remained strong at $146 million

Analysis of Earnings – Nine Months Ended September 30, 2015

Net income for the first nine months of 2015 was $19.3 million, an increase of $1.7 million, or 9.8%, over the same period last year. The increase is attributable to increases in net interest income of $5.5 million, or 11.2%, and noninterest income, before securities gains, of $194,000, or 3.5%. The positive impact of these items on earnings was partially offset by an increase in noninterest expense, before debt extinguishment costs, of $3.1 million, or 10.0%, and increases in the provision for loan losses of $258,000 and income tax expense of $620,000.

The increase in net interest income was driven by growth in average interest-earning assets of $350.5 million, or 14.6%, which is primarily comprised of growth in the average balances of loans of $389.1 million, or 25.3%, and nontaxable securities of $26.9 million, or 6.6%, partially offset by a decrease in the average balance of taxable securities of $72.8 million, or 16.8%. The shift from taxable securities to better yielding loans and nontaxable securities partially mitigated the negative impact on net interest income of a low interest rate environment. Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of noninterest-bearing checking deposits of $82.7 million, or 13.2%, interest-bearing deposits of $197.8 million, or 15.7%, and long-term debt of $69.8 million, or 23.7%. The increase in long-term debt resulted from management’s desire to reduce the impact that an eventual increase in interest rates could have on the Bank’s earnings.

Intermediate and long-term interest rates remain low and volatile. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs while the rates on other loans are modified downward; (3) prepayment speeds on mortgage securities are elevated resulting in the faster amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is suppressed; and (5) the Bank’s continuing ability to reduce deposit rates diminishes. These factors are primarily responsible for a 12 basis point decline in net interest margin and an 11 basis point decline in net interest spread when comparing the current nine month period to the same period last year. These factors also explain why strong growth in the average balance of loans of 25.3% was accompanied by lesser growth of 11.2% in net interest income.

The $194,000 increase in noninterest income before securities gains is primarily attributable to real estate and sales tax refunds in the first nine months of 2015 of $204,000 and $91,000, respectively, and increases of $274,000 and $68,000 in cash value accretion on bank-owned life insurance and credit card processing fees. The positive impact of these items was partially offset by a decrease in service charges on deposit accounts of $322,000 resulting largely from a decrease in deposit account overdraft activity and a net gain of $165,000 during the 2014 period on the sale of loans held-for-sale. Cash value accretion increased due to a purchase of bank-owned life insurance with an initial cash value of $16.9 million during the fourth quarter of 2014. Also contributing to the increase in noninterest income was the successful deployment by management in recent years of a variety of noninterest income initiatives which resulted in growth in wire transfer service charges, debit card interchange fees and ATM fees.

The increase in noninterest expense before debt extinguishment costs of $3.1 million is primarily attributable to increases in salaries of $1.7 million, or 12.3%, employee benefits expense of $793,000, or 22.3%, occupancy and equipment expense of $192,000, or 3.0%, and growth-related increases in FDIC insurance expense and the Bank’s OCC assessment. The increase in salaries is primarily due to branch openings, additions to staff in the back office, normal annual salary adjustments and higher stock-based compensation expense. The increase in employee benefits expense is largely due to an increase in incentive compensation cost, an increase in payroll tax expense resulting from additions to staff, an increase in group health insurance expense resulting from increases in staff count and the rates being paid for group health insurance and an increase in supplemental executive retirement expense. The increase in occupancy and equipment expense is largely due to branch openings, increases in general maintenance and repairs expense and the cost of servicing equipment.

During the second quarter of 2015 the Bank completed a deleveraging transaction that involved the sale of $61.8 million of available-for-sale securities at a gain of $995,000 and utilization of the resulting proceeds to prepay $63.5 million of long-term debt at a cost of $1,084,000. The primary purpose of the transaction was to reduce the size of the Corporation’s balance sheet and thereby provide capital to accommodate future growth. Since the yield on the securities sold was approximately equal to the cost of the prepaid debt, the transaction will have negligible impact on net interest income on a going forward basis and will serve to improve net interest margin.

The $620,000 increase in income tax expense is attributable to an increase in pretax earnings and changes in New York City income tax law effective January 1, 2015, as partially offset by changes in New York State tax law also effective January 1, 2015. The changes in New York City income tax law resulted in a one-time charge of $402,000 to establish a New York City deferred income tax liability as of the effective date of the legislation and an increase in income tax expense of $60,000 for the period.

Analysis of Earnings – Third Quarter 2015 Versus Third Quarter 2014

Net income for the third quarter of 2015 was $6.5 million, an increase of $457,000, or 7.5%, over the comparable period last year. The increase is primarily attributable to an increase in net interest income of $1.7 million, or 9.8%, partially offset by increases in salaries and employee benefits expense of $513,000 and $405,000, respectively, and a $225,000 gain during the third quarter of 2014 on the sale of a loan held-for-sale. The increases in net interest income, salaries and employee benefits expense occurred for substantially the same reasons discussed above with respect to the nine month periods.

Analysis of Earnings – Third Quarter Versus Second Quarter 2015

Net income for the third quarter of 2015 increased $235,000 from $6.3 million earned in the second quarter. The increase is primarily attributable to an increase in net interest income of $439,000 and a decrease in income tax expense of $507,000, partially offset by increases in salaries and employee benefits expense of $146,000 and $232,000, respectively, and a decrease in noninterest income, before securities gains, of $131,000. The increases in net interest income, salaries and employee benefits expense occurred for substantially the same reasons discussed above with respect to the nine month periods. The decrease in income tax expense was primarily attributable to the aforementioned charge of $402,000 during the second quarter relating to changes in New York City income tax law. The decrease in noninterest income was largely attributable to a real estate tax refund in the second quarter.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 8 basis points from 1.29% at year-end 2014 to 1.21% at September 30, 2015. The decrease in the reserve coverage ratio is primarily due to a continued improvement in economic conditions, partially offset by an increase in specific reserves on loans individually deemed to be impaired.

The $2.4 million provision for loan losses in the first nine months of 2015 is primarily attributable to loan growth and the establishment of a $386,000 specific reserve on two loans individually deemed to be impaired, partially offset by a continued improvement in economic conditions. The $2.1 million provision for loan losses in the first nine months of 2014 was primarily attributable to loan growth and net chargeoffs, as partially offset by an improvement in economic conditions, a decrease in specific reserves on loans individually deemed to be impaired and a reduction in watch, special mention and substandard loans.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $3.2 million, or .15% of total loans outstanding, at September 30, 2015, compared to $1.7 million, or .09%, at December 31, 2014. The increase in nonaccrual loans is primarily attributable to three loans transferred to nonaccrual status, partially offset by loan sales and paydowns. Troubled debt restructurings increased during the first nine months of 2015 to $4.5 million at September 30, 2015. Of this amount, $3.6 million are performing in accordance with their modified terms and $918,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $1.2 million, or .05% of total loans outstanding, at September 30, 2015, compared to $2.2 million, or .12%, at December 31, 2014. Management does not believe that the increase in nonaccrual loans and troubled debt restructurings is indicative of deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 70% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.2%, 13.4%, 13.4% and 14.7%, respectively, at September 30, 2015. The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Effective with the third quarter 2015 cash dividend, the Corporation made a change to the stock purchase component of its Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The amount of stock that participants in the Plan can purchase on a quarterly basis was increased from $7,500 to $15,000. This change is expected to provide additional capital that can be used to accommodate future growth.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system. Additionally, with respect to loan growth, the Bank will continue to develop and diversify its existing broker and correspondent relationships. All loans originated through such relationships are underwritten by Bank personnel. The Bank currently has 42 branches, anticipates opening three new branches over the next twelve months and on an ongoing basis continues to evaluate sites for further branch expansion.

Challenges We Face

Intermediate and long-term interest rates are low and volatile and impacted by both national and global forces. Such rates could remain low for the foreseeable future and thereby cause both investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. Higher yielding loans continue to prepay and are replaced with lower yielding loans and there is an ongoing need, from an interest rate risk perspective, to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings. In the current interest rate environment, the spread between lending rates and term-funding rates is relatively small. These factors could result in a decline in net interest margin from its current level and will continue to inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/15	12/31/14
	(in thousands)

Assets:
Cash and cash equivalents	$33,364	$32,944

Investment securities:
Held-to-maturity, at amortized cost (fair value of $19,470 and $22,870)	18,688	21,833
Available-for-sale, at fair value	752,036	774,145
	770,724	795,978

Loans:
Commercial and industrial	85,340	77,140
Secured by real estate:
Commercial mortgages	954,371	858,975
Residential mortgages	972,523	779,994
Home equity lines	84,806	83,109
Consumer and other	5,849	5,601
	2,102,889	1,804,819
Allowance for loan losses	(25,520)	(23,221)
	2,077,369	1,781,598

Restricted stock, at cost	21,174	23,304
Bank premises and equipment, net	29,435	27,854
Bank-owned life insurance	32,233	31,568
Pension plan assets, net	16,787	16,421
Other assets	12,084	11,827
	$2,993,170	$2,721,494

Liabilities:
Deposits:
Checking	$766,427	$655,753
Savings, NOW and money market	1,215,675	1,000,325
Time, $100,000 and over	206,644	208,745
Time, other	115,826	120,202
	2,304,572	1,985,025

Short-term borrowings	63,100	136,486
Long-term debt	356,862	345,000
Accrued expenses and other liabilities	14,026	13,247
Deferred income taxes payable	7,330	8,433
	2,745,890	2,488,191
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 14,043,183 and 13,887,134 shares	1,404	1,389
Surplus	54,792	51,009
Retained earnings	181,273	170,120
	237,469	222,518
Accumulated other comprehensive income, net of tax	9,811	10,785
	247,280	233,303
	$2,993,170	$2,721,494

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14
	(dollars in thousands)

Interest and dividend income:
Loans	$51,328	$43,621	$17,637	$15,329
Investment securities:
Taxable	6,116	7,145	1,874	2,336
Nontaxable	10,184	10,003	3,392	3,394
	67,628	60,769	22,903	21,059
Interest expense:
Savings, NOW and money market deposits	1,840	1,432	690	474
Time deposits	4,565	4,539	1,495	1,607
Short-term borrowings	113	124	19	50
Long-term debt	5,877	4,989	1,766	1,686
	12,395	11,084	3,970	3,817
Net interest income	55,233	49,685	18,933	17,242
Provision for loan losses	2,402	2,144	1,049	1,221
Net interest income after provision for loan losses	52,831	47,541	17,884	16,021

Noninterest income:
Investment Management Division income	1,548	1,557	509	536
Service charges on deposit accounts	1,981	2,303	656	715
Net gains on sales of securities	1,133	141	-	23
Other	2,196	1,671	654	754
	6,858	5,672	1,819	2,028
Noninterest expense:
Salaries	15,134	13,482	5,114	4,601
Employee benefits	4,347	3,554	1,608	1,203
Occupancy and equipment	6,639	6,447	2,070	2,121
Debt extinguishment	1,084	-	-	-
Other	7,367	6,949	2,590	2,222
	34,571	30,432	11,382	10,147

Income before income taxes	25,118	22,781	8,321	7,902
Income tax expense	5,846	5,226	1,810	1,848
Net Income	$19,272	$17,555	$6,511	$6,054

Share and Per Share Data:
Weighted Average Common &
Common Equivalent Shares	14,139,973	13,932,633	14,195,677	13,965,551
Basic EPS	$1.38	$1.27	$.46	$.44
Diluted EPS	$1.36	$1.26	$.46	$.43
Cash Dividends Declared	$.58	$.53	$.20	$.19

FINANCIAL RATIOS

(Unaudited)

ROA	.91%	.95%	.89%	.94%
ROE	10.79%	10.60%	10.71%	10.50%
Net Interest Margin	2.93%	3.05%	2.94%	3.08%
Dividend Payout Ratio	42.65%	42.06%	43.48%	44.19%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/15	12/31/14
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,148	$2,186
Past due 90 days or more and still accruing	-	-
Nonaccrual	2,308	424
	3,456	2,610
Troubled debt restructurings:
Performing according to their modified terms	3,612	704
Past due 30 through 89 days	6	-
Past due 90 days or more and still accruing	-	-
Nonaccrual	918	1,280
	4,536	1,984
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	3,612	704
Past due 30 through 89 days	1,154	2,186
Past due 90 days or more and still accruing	-	-
Nonaccrual	3,226	1,704
	7,992	4,594
Other real estate owned	-	-
	$7,992	$4,594

Allowance for loan losses	$25,520	$23,221
Allowance for loan losses as a percentage of total loans	1.21%	1.29%
Allowance for loan losses as a multiple of nonaccrual loans	7.9x	13.6x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2015			2014
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(in thousands)
Assets:
Interest-bearing bank balances	$22,099	$42	.25%	$14,826	$27	.24%
Investment securities:
Taxable	360,919	6,074	2.24	433,680	7,118	2.19
Nontaxable (1)	436,941	15,430	4.71	410,064	15,156	4.93
Loans (1)	1,929,159	51,339	3.55	1,540,025	43,632	3.78
Total interest-earning assets	2,749,118	72,885	3.53	2,398,595	65,933	3.67
Allowance for loan losses	(24,052)			(21,210)
Net interest-earning assets	2,725,066			2,377,385
Cash and due from banks	28,723			26,899
Premises and equipment, net	28,720			25,893
Other assets	59,100			43,367
	$2,841,609			$2,473,544

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,134,741	1,840	.22	$951,400	1,432	.20
Time deposits	322,312	4,565	1.89	307,874	4,539	1.97
Total interest-bearing deposits	1,457,053	6,405	.59	1,259,274	5,971	.63
Short-term borrowings	50,705	113	.30	51,726	124	.32
Long-term debt	363,937	5,877	2.16	294,176	4,989	2.27
Total interest-bearing liabilities	1,871,695	12,395	.89	1,605,176	11,084	.92
Checking deposits	709,896			627,215
Other liabilities	21,250			19,657
	2,602,841			2,252,048
Stockholders' equity	238,768			221,496
	$2,841,609			$2,473,544

Net interest income (1)		$60,490			$54,849
Net interest spread (1)			2.64%			2.75%
Net interest margin (1)			2.93%			3.05%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 9, 2015, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.